UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported):
August 11, 2016

Spirit Realty Capital, Inc.
(Exact name of registrant as specified in its charter)

Maryland	0001-36004	20-1676382
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
2727 North Harwood Drive, Suite 300, Dallas, TX 75201
(Address of principal executive offices) (Zip Code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2.):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01	Other Events.
On August 11, 2016, Spirit Realty Capital, Inc. (“we,” “our” or “us”) announced the following:
Acquisitions
From July 1, 2016 through August 9, 2016, we acquired 68 properties for a gross acquisition cost of approximately $144.9 million (including $7.5 million contractually committed to renovations) in six transactions with an initial cash yield of approximately 7.41% (based on in-place base rent payable under the lease as described below) and a weighted average remaining lease term of approximately 13.6 years.
We also have identified and are in various stages of reviewing a number of potential property acquisitions. As of August 9, 2016, we were tracking and evaluating properties that present acquisition opportunities through the third quarter of 2016 with an estimated aggregate purchase price of over $329.7 million, in addition to acquisitions under contract with an aggregate purchase price of approximately $43.5 million. Our acquisition of these properties (other than the acquisitions under contract) is subject to us negotiating and executing with the sellers mutually acceptable definitive and binding purchase and sale agreements. There can be no assurance that the sellers of these properties will be willing to proceed with a transaction, that we will be able to negotiate and execute satisfactory definitive purchase and sale agreements with the sellers, that our due diligence will be satisfactory or that the conditions to closing will be satisfied. As such, there can be no assurance that we will complete any of the potential acquisitions that we are evaluating.
We calculate initial cash yield from acquired properties by dividing the first 12 months of contractual cash rent (excluding any future rent escalations provided for in the lease and contingent rent) by gross investment in the properties. Gross investment in an acquired property includes the contracted purchase price and any related capitalized transaction costs. Because it excludes any future rent increases or additional rent that may be contractually provided for in the lease, as well as any other income or fees that may be earned from lease modifications or asset dispositions, initial cash yield does not represent the annualized investment rate of return of acquired properties. Additionally, actual cash rent earned from acquired properties may differ from the contractual cash rent used in calculating the initial cash yield based on other factors, including difficulties collecting contractual rental revenues and unanticipated expenses at these properties that we cannot pass on to tenants, as well as the risk factors set forth in our Annual Report on Form 10-K for the year ended December 31, 2015.
Dispositions
From July 1, 2016 through August 9, 2016, we disposed of four properties for aggregate gross proceeds of approximately $6.9 million, with the three occupied properties achieving a capitalization rate of approximately 8.41% (based on in-place base rent payable under the lease), and an overall gain on sale of $0.03 million. As of August 9, 2016, we had dispositions under contract that would generate aggregate gross proceeds of approximately $57.1 million. While we expect to complete these dispositions, the consummation of each disposition is subject to customary closing conditions. As a result, there can be no assurance that we will complete these dispositions.
We calculate the capitalization rate for disposed properties as the annualized cash rent on the date of disposition divided by the gross sales price. For multi-tenant properties, non-reimbursable property costs are deducted from the annualized cash rent prior to computing the capitalization rate. Annualized cash rent for a disposed property represents the annualized monthly contractual cash rent under the related lease at time of disposition.
Liquidity and Debt Maturities by Year
As of August 9, 2016, we had approximately $654.7 million of borrowing capacity available (subject to customary conditions) under the revolving credit facility of our operating partnership, Spirit Realty, L.P., $21.2 million cash and cash equivalents and $20.1 million restricted cash available under our master funding program (representing proceeds from the sale of collateral under the program held on deposit until a qualifying substitution is made or the funds are applied as prepayment of principal).
As of June 30, 2016, our debt had a weighted average stated interest rate of 4.51% and a weighted average maturity of 4.8 years. The following table summarizes our debt maturities and weighted average stated interest rates as of June 30, 2016 (dollars in millions):

Year(1)(2)
2016	2017	2018	2019	2020	2021	2022	2023	2024	2025	2026	Thereafter	Total
$42.9	$501.7	$553.3	$452.0	$462.9	$573.0	$354.5	$418.0	$—	$1.4	$—	$366.3	$3,726.0
9.26%	5.78%	2.53%	3.00%	4.72%	4.55%	5.61%	5.37%	-%	6.00%	-%	4.65%	4.51%
(1) Amounts aggregated by outstanding principal balance of debt by year of maturity without giving effect to scheduled principal amortization. A significant portion of our secured debt is partially amortizing and requires a balloon payment at maturity.
(2) Interest rates include the default interest rate with a weighted average stated interest rate of 9.85% on $36.5 million (including $7.9 million of capitalized interest) of defaulted commercial mortgage backed securities. If the commercial mortgage backed securities were excluded, the total weighted average stated interest rate would be 4.45%.
Forward-Looking and Cautionary Statements

This Current Report on Form 8-K contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. These forward-looking statements can be identified by the use of words such as “expects,” “plans,” “targets,” “estimates,” “projects,” “intends,” “believes,” “guidance,” and other similar expressions that do not relate to historical matters. These forward-looking statements are subject to known and unknown risks and uncertainties that can cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, our continued ability to source new investments, risks associated with using debt and equity financing to fund our business activities (including refinancing and interest rate risks, changes in interest rates and/or credit spreads, changes in the price of our common stock, and conditions of the debt and equity capital markets, generally, and changes in real estate markets), unknown liabilities acquired in connection with acquired properties, portfolios of properties, or interests in real-estate related entities, risks related to the relocation of our corporate headquarters to Dallas, Texas, general risks affecting the real estate industry and local real estate markets (including, without limitation, the market value of our properties, the inability to enter into or renew leases at favorable rates, portfolio occupancy varying from our expectations, dependence on tenants financial condition and operating performance, and competition from other developers, owners and operators of real estate), potential fluctuations in the consumer price index, risks associated with our failure to maintain our status as a real estate investment trust under the Internal Revenue Code of 1986, as amended, and additional risks discussed in our most recent filings with the Securities and Exchange Commission from time to time, including our Annual Report on Form 10-K. We expressly disclaim any responsibility to update or revise forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SPIRIT REALTY CAPITAL, INC.

By:	/s/ Phillip D. Joseph, Jr.
Phillip D. Joseph, Jr. Chief Financial Officer, Executive Vice President and Treasurer (Principal Financial Officer)
Date: August 11, 2016